Exhibit 10.29

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

By and Between

NEUROCRINE BIOSCIENCES, INC.

AND

VOYAGER THERAPEUTICS, INC.

Dated as of January 28, 2019

	4.22	Intellectual Property	13
	4.23	Real and Personal Property	14
	4.24	Labor and Employment	15
	4.25	ERISA Matters	15
	4.26	Environmental Matters	16
	4.27	Taxes	16
	4.28	Insurance	16
5.	Representations and Warranties of the Investor		17
	5.1	Organization; Good Standing	17
	5.2	Authorization	17
	5.3	No Conflicts	17
	5.4	No Governmental Authority or Third Party Consents	18
	5.5	Purchase Entirely for Own Account	18
	5.6	Disclosure of Information	18
	5.7	Investment Experience and Accredited Investor Status	18
	5.8	Acquiring Person	18
	5.9	Restricted Securities	18
	5.10	Legends	19
	5.11	Financial Assurances	19
	5.12	SEC Reports	19
6.	Investor’s Conditions to Closing		19
	6.1	Representations and Warranties	19
	6.2	Representations and Warranties in the Collaboration Agreement	20
	6.3	Covenants	20
	6.4	Investor Agreement	20
	6.5	Collaboration Agreement	20
	6.6	No Material Adverse Effect	20
	6.7	Listing	20
7.	Company’s Conditions to Closing		20
	7.1	Representations and Warranties	20
	7.2	Covenants	20
	7.3	Investor Agreement	20
	7.4	Collaboration Agreement	21

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8.	Mutual Conditions to Closing		21
	8.1	HSR Act Qualification	21
	8.2	Absence of Litigation	21
	8.3	No Prohibition	21
9.	Termination		21
	9.1	Ability to Terminate	21
	9.2	Effect of Termination	22
10.	Additional Covenants and Agreements		22
	10.1	Market Listing	22
	10.2	Notification under the HSR Act	22
	10.3	Assistance and Cooperation	23
	10.4	Legend Removal	23
	10.5	Conduct of Business	24
11.	Miscellaneous		24
	11.1	Governing Law; Submission to Jurisdiction	24
	11.2	Waiver.	24
	11.3	Notices	25
	11.4	Entire Agreement	25
	11.5	Headings; Nouns and Pronouns; Section References	25
	11.6	Severability	25
	11.7	Assignment	25
	11.8	Parties in Interest	26
	11.9	Counterparts	26
	11.10	Third Party Beneficiaries	26
	11.11	No Strict Construction	26
	11.12	Survival of Warranties	26
	11.13	Remedies	26
	11.14	Expenses	26
	11.15	No Publicity	26

Exhibit A – Notices

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 28, 2019 (the “Signing Date”), by and between Neurocrine Biosciences, Inc. (the “Investor”), a  Delaware corporation with its principal place of business at 12780 El Camino Real, San Diego, CA 92130, and Voyager Therapeutics, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 75 Sidney Street, Cambridge,  MA 02139.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Investor are entering into the Collaboration Agreement and the Investor Agreement.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1.         Definitions.

1.1       Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“2014 Stock Option and Grant Plan” shall mean the Company’s 2014 Stock Option and Grant Plan, as amended to date and as the same may be amended and/or restated from time to time.

“2015 Employee Stock Purchase Plan” shall mean the Company’s 2015 Employee Stock Purchase Plan, as amended to date and as the same may be amended and/or restated from time to time.

“2015 Stock Option and Incentive Plan” shall mean the Company’s 2015 Stock Option and Incentive Plan, as amended to date and as the same may be amended and/or restated from time to time.

“Affiliate”  shall mean, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if such Person (ii) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Aggregate Purchase Price” shall mean $50,000,000.00.

“Agreement”  shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Day”  shall mean a day on which banking institutions in Boston, Massachusetts, United States and San Diego, California, United States are open for business, excluding any Saturday or Sunday.

“Closing Conditions”  shall mean the conditions to Closing set forth in Sections 6, 7, and 8 hereof.

“Collaboration Agreement”  shall mean the Collaboration and License Agreement, of even date herewith, between the Investor and the Company.

“Company Financial Advisors” shall mean Guggenheim Securities, LLC and Chestnut Securities, Inc.

“DOJ”  shall mean the U.S. Department of Justice.

“Effect”  shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Exchange Act”  shall mean the Securities Exchange Act of 1934, as amended,  and the rules and regulations promulgated thereunder.

“FTC”  shall mean the U.S. Federal Trade Commission.

“GAAP”  shall mean generally accepted accounting principles in the United States.

“Governmental Authority”  shall mean any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

“HSR Act”  shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“HSR Clearance”  shall mean the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act.

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 “HSR Filing”  shall mean the filings by the Company and Investor with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in the Transaction Agreements and the Collaboration Agreement, together with all required documentary attachments thereto.

“Investor Agreement”  shall mean that certain Investor Agreement, of even date herewith, between the Investor and the Company.

“LAS”  shall mean the Nasdaq Notification Form: Listing of Additional Shares.

“Law” shall mean any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

“Material Adverse Effect”  shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Event, has had a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under the Transaction Agreements, except to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters, (E) the announcement of the Transaction Agreements, the Collaboration Agreement or the Transaction, (F) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded) or  (G) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, provided,  however, that the Effects excluded in clauses (A), (B), (C) and (D) shall only be excluded to the extent such Effects are not disproportionately adverse on the Company and its subsidiaries as compared to other companies operating in the Company’s industry.

“Per-Share Purchase Price” shall mean $11.9625.

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Rule 144”  shall mean Rule 144 promulgated under the Securities Act.

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“Sales Agreement” shall mean that certain Sales Agreement, by and between the Company and Cowen and Company, LLC, dated as of December 1, 2016.

“SEC”  shall mean the U.S. Securities and Exchange Commission.

“Securities Act”  shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Termination Date” shall mean the date that is one hundred and eighty (180) days after the effective date of the HSR Filing.

“Third Party” shall mean any Person other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement and the Investor Agreement.

“Transfer Agent” shall mean the Company’s transfer agent.

1.2       Additional Defined Terms.  In addition to the terms defined in Section 1.1 hereof, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section

Closing	Section 3.1

Closing Date	Section 3.1

Common Stock	Preamble

Company	Preamble

Company SEC Documents	Section 4.11(a)

Investor	Preamble

Modified Clause	Section 11.6

Shares	Section 2.1

Signing Date	Preamble

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2.         Purchase and Sale of Common Stock.

2.1       General.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor and the Investor shall purchase from the Company, a number of shares of Common Stock (the “Shares”) calculated pursuant to Section 2.2 hereof.

2.2       Calculation.  The number of Shares shall be 4,179,728, which is calculated by dividing the Aggregate Purchase Price by the Per-Share Purchase Price, rounded down to the nearest whole share.

3.         Closing Date; Deliveries.

3.1       Closing Date.  The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall take place remotely via the exchange of documents and signatures at 9:00 a.m.  New York City time on the second (2nd) Business Day following the satisfaction or waiver of all of the Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions), or at such other time, date, and location as the parties may agree.  The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2       Deliveries.

(a)        Deliveries by the Company.  At the Closing, the Company shall deliver, or cause to be delivered, to the Investor the Shares, registered in the name of the Investor, and the Company shall instruct its transfer agent to register such issuance at the time of such issuance.  The Company shall also deliver at the Closing: (i) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.2 hereof have been fulfilled and (ii) a certificate of the secretary or assistant secretary of the Company dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated By-laws of the Company as in effect at the time of the actions by the Board referred to in clause (B) below and on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Closing Date; (C) that attached thereto is a true and complete copy of the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect at the time of the actions by the Board referred to in clause (B) above and on the Closing Date; and (D) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.

(b)        Deliveries by the Investor.  At the Closing, the Investor shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by

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the Company.  The Company shall notify the Investor in writing of the wiring instructions for such account not less than two (2) Business Days before the Closing Date.  The Investor shall also deliver, or cause to be delivered, at the Closing: (i) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer of the Investor certifying that the conditions to Closing set forth in Section 7 hereof have been fulfilled and (ii) a certificate of the secretary or assistant secretary of the Investor dated as of the Closing Date certifying as to the incumbency and specimen signature of any officer executing a Transaction Agreement on behalf of the Investor.

4.         Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that:

4.1       Organization, Good Standing and Qualification.

(a)        The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

(b)        The Company has all requisite corporate power and corporate authority to enter into the Transaction Agreements and the Collaboration Agreement, to issue and sell the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements and the Collaboration Agreement.

4.2       Capitalization and Voting Rights.

(a)        As of the Signing Date, the authorized capital of the Company consists of: (i) 120,000,000 shares of Common Stock of which, (A) 32,601,748 shares are issued and outstanding, (B) 4,886,021 shares are issuable upon the exercise of outstanding stock options or upon the settlement of outstanding equity awards issued pursuant to the 2014 Stock Option and Grant Plan or the 2015 Stock Option and Incentive Plan, (C) 2,259,224 shares are reserved for future issuance pursuant to the 2015 Stock Option and Incentive Plan,  and (D) 1,289,093 shares are reserved for future issuance pursuant to the 2015 Employee Stock Purchase Plan, as amended to date and as the same may be amended and/or restated from time to time, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.  The Company is also party to the Sales Agreement pursuant to which the Company may issue and sell shares of its Common Stock having an aggregate offering price of up to $75,000,000 through Cowen and Company, LLC, from time to time, in “at-the-market” offerings or certain negotiated transactions.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and

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are fully paid and non-assessable, were issued in compliance with federal and state securities Laws, and are not subject to any pre-emptive rights.

(b)        Except as described or referred to in Section 4.2(a) above and as provided in the Investor Agreement, as of the Signing Date, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options.

(c)        Except as disclosed in the Company SEC Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(d)        The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

4.3       Subsidiaries.  As of the Signing Date, the Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule 1 hereto. All the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly authorized and validly issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

4.4       Authorization.

(a)        The Company has full right, power and authority to execute and deliver the Transaction Agreements and the Collaboration Agreement and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Agreements and the Collaboration Agreement and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(b)        The Transaction Agreements and the Collaboration Agreement have been duly executed and delivered by the Company and, upon the due execution and delivery of the Transaction Agreements and the Collaboration Agreement by the Investor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except, with respect to the Investor Agreement and the Collaboration Agreement, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or

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similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(c)        No stop order or suspension of trading of the Common Stock has been imposed by the Nasdaq Stock Market, the SEC or any other Governmental Authority and remains in effect.

4.5       No Defaults.  The Company is not (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party, by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

4.6       No Conflicts.  The execution, delivery and performance of the Transaction Agreements and the Collaboration Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by the Transaction Agreements and the Collaboration Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party, by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or (iii) result in the violation of any law or statute or any judgment, order, rule  or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7       No Governmental Authority or Third Party Consents.  No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Agreements or the Collaboration Agreement or the issuance and sale of the Shares, except (i) such filings as may be required to be made with the SEC and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as required pursuant to the HSR Act and (iii) with respect to the Shares, the filing with the Nasdaq Stock Market of, and the absence of unresolved issues with respect to, an  LAS and, if required, a Nasdaq Shares Outstanding Change Form.

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4.8       Valid Issuance of Shares.  When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including pre-emptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws.

4.9       Litigation.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company is a party or to which any property of the Company is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are, to the knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or others.

4.10     Licenses and Other Rights; Compliance with Laws.  The Company and its subsidiaries possess or are in the process of obtaining all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Company SEC Documents, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed.  The Company and its subsidiaries are, and at all times since January 1, 2017, have been, in compliance with all statutes, rules and regulations applicable to the ownership, packaging, processing, use, distribution, import, or export of any product manufactured or distributed by the Company or its subsidiaries, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11     Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)        Since January 1, 2017, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it under the Securities Act and the Exchange Act, and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act,  the Exchange Act,  and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact

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required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        As of the Signing Date, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c)        The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2018; June 30, 2018; and September 30, 2018 present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Company SEC Documents present fairly the information required to be stated therein.

(d)        The Common Stock is listed on the Nasdaq Stock Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.  The Company has not received any notification that, and has no knowledge that, the SEC or the Nasdaq Stock Market is contemplating terminating such listing or registration.

(e)        The Company and its subsidiaries have established systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting control sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) interactive data in eXtensible Business Reporting Language included in the Company SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto.  Except as disclosed in the Company SEC Documents, there are no material weaknesses in the Company’s internal controls.  The Company’s auditors and the Audit Committee of the Board have been advised of:  (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial

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information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)        The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding disclosures.  The Company has conducted evaluations of the effectiveness of its disclosure controls as required by Rule 13a-15 of the Exchange Act.

(g)        There is and has been no material failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

4.12     Absence of Certain Changes.

(a)        Except as disclosed in the Company SEC Documents, since September  30, 2018, (i) there has not been any material change in the capital stock (other than (x) the issuance of shares of Common Stock upon exercise of stock options, the settlement of equity awards and the exercise of warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Company SEC Documents and (y) the issuance of shares of Common Stock, options and equity awards granted to new employees of the Company as inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4)), short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

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4.13     Offering.  Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9,  and 5.10 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.14     No Integration.  The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Shares in a manner that would require registration of the Shares under the Securities Act.

4.15     Brokers’ or Finders’ Fees.  Except with respect to the Company Financial Advisors, neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by the Transaction Agreements and the Collaboration Agreement.

4.16     Investment Company.  The Company is not and, immediately after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

4.17     No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.  The Company has offered the Shares for sale only to the Investor.

4.18     Foreign Corrupt Practices.  Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

4.19     Regulation M Compliance.  The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

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4.20     Office of Foreign Assets Control.  Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.21     Development Matters.

(a)        All preclinical and clinical studies conducted by or on behalf of the Company to support approval for commercialization of the Company’s products have been conducted by the Company, or to the Company’s knowledge by third parties, in compliance with all applicable federal, state or foreign laws, rules, orders and regulations, except for such failure or failures to be in compliance which would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(b)        The studies, tests and preclinical or clinical trials conducted by or on behalf of the Company that are described in the Company SEC Documents (the “Company Studies and Trials”) were and, if still pending, are being, conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards; the descriptions of the results of the Company Studies and Trials contained in the Company SEC Documents are accurate in all material respects; the Company has no knowledge of any other studies or trials not described in the Company SEC Documents, the results of which are inconsistent with or call in question the results described or referred to in the Company SEC Documents; and the Company has not received any notices or correspondence from the United States Food and Drug Administration (the “FDA”) or any foreign, state or local governmental authority exercising comparable authority requiring the termination, suspension or material modification of any Company Studies and Trials that termination, suspension or material modification would reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, there are no reasonable grounds for the same.  The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in the Company Studies and Trials.  To the Company’s knowledge, none of the Company Studies and Trials involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct.  To the Company’s knowledge, the manufacturing facilities and operations of its suppliers are operated in compliance in all material respects with all applicable statutes, rules, regulations and policies of the FDA and comparable governmental authorities outside of the United States to which the Company is subject.

4.22     Intellectual Property.  The Company owns, possesses, or can acquire on reasonable terms the right to use all (i) patents, patent applications, trademarks, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses and trade secret rights (collectively, “Intellectual Property Rights”) and (ii) inventions, software, works of authorships, trademarks, service marks, trade names, databases, formulae, know how, Internet domain names and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary confidential information, systems, or

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procedures) (collectively, “Intellectual Property Assets”) necessary to conduct its business as currently conducted, and as proposed to be conducted and described in the SEC Documents.  The Company has not received any opinion from its legal counsel concluding that any activities of its business infringes, misappropriates, or otherwise violates, valid and enforceable Intellectual Property Rights of any other person, and has not received written notice of any challenge, which is to its knowledge still pending, by any other person to the rights of the Company with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by the Company.  To the Company’s knowledge, the Company’s business as now conducted does not give rise to any infringement of, any misappropriation of, or other violation of, any valid and enforceable Intellectual Property Rights of any other person.  All licenses for the use of the Intellectual Property Rights described in the SEC Documents are valid, binding upon, and enforceable by or against the Company, and to the Company’s knowledge, by or against the parties thereto in accordance with their terms.  The Company has complied in all material respects with, and is not in breach of, nor has it received any asserted or threatened claim of breach of any intellectual property licenses for the use of the Intellectual Property Rights, and the Company has no knowledge of any breach or anticipated breach by any other person of any such intellectual property licenses.  No claim has been made or is pending against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person.  The Company has taken reasonable steps to protect, maintain and safeguard its Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted.  The Company has at all times complied in all material respects with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company’s business.  No claims have been asserted or threatened against the Company alleging a violation of any person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company’s business.  The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.  The Company has taken all necessary actions to secure and record its ownership of all works of authorship and inventions made by its employees, consultants and contractors with an obligation of assignment during the time they were employed by or under contract with the Company and which relate to the Company’s business.  All founders and key employees have signed confidentiality and invention assignment agreements with the Company.

4.23     Real and Personal Property.  The Company has good and marketable title in fee simple (in the case of real property) to, or has valid and marketable

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rights to lease or otherwise use, all items of real or personal property, which are material to the business of the Company taken as a whole, in each case free and clear of all liens, encumbrances, security interests, claims and defects that do not, singularly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and all of the leases and subleases material to the business of the Company, and under which the Company holds properties described in the SEC Documents, are in full force and effect and the Company has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease.

4.24     Labor and Employment.  There is (a) no unfair labor practice complaint pending against the Company, nor to the Company’s knowledge, threatened against it, before the National Labor Relations Board, any state or local labor relations board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company, or, to the Company’s knowledge, threatened against it and (b) no labor disturbance by or dispute with, employees of the Company exists or, to the Company’s knowledge, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors, that would reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect.  The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company.

4.25     ERISA Matters.  No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan of the Company which would, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each employee benefit plan of the Company is in compliance in all material respects with applicable law, including ERISA and the Code. The Company has not incurred and would not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in ERISA).  Each pension plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would, singularly or in the aggregate, reasonably be expected to cause the loss of such qualification.

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4.26     Environmental Matters.  The Company is in compliance in all material respects with all foreign, federal, state and local rules, laws and regulations relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of health and safety or the environment which are applicable to its businesses (the “Environmental Laws”).  There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic or other wastes or other hazardous substances by, due to, or caused by the Company (or, to the Company’s knowledge, any other entity for whose acts or omissions the Company is or may otherwise be liable) upon any of the property now or previously owned or leased by the Company, or upon any other property, in violation of any law, statute, ordinance, rule, regulation, order, judgment, decree or permit or which would, under any law, statute, ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability; and there has been no disposal, discharge, emission or other release of any kind on to such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances.

4.27     Taxes.  The Company (i) has timely filed all necessary federal, state, local and foreign tax returns (or timely filed extensions with respect to such returns), and all such returns were true, complete and correct, (ii) has paid all federal, state, local and foreign taxes, assessments, governmental or other charges due and payable for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against it, except those, in each of the cases described in clauses (i), (ii) and (iii) above, that would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has not engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority. The accruals and reserves on the books and records of the Company in respect of tax liabilities for any taxable period not yet finally determined are adequate to meet any assessments and related liabilities for any such period, and since January 1, 2017, the Company has not incurred any liability for taxes other than in the ordinary course.

4.28     Insurance.  The Company carries or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses, at a similar stage of development, in similar industries.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.  All policies of insurance owned by the Company are, to the Company’s knowledge, in full force and effect and the Company is in compliance in all material respects with the terms of such policies.  The Company has not received written notice from any insurer, agent of such insurer or the broker of the Company that any material capital improvements or any other material expenditures (other than premium

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payments) are required or necessary to be made in order to continue such insurance.  Except for customary deductibles, the Company does not insure risk of loss through any captive insurance, risk retention group, reciprocal group or by means of any fund or pool of assets specifically set aside for contingent liabilities other than as described in the SEC Documents.

5.         Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

5.1       Organization; Good Standing.  The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Investor has all requisite corporate power and corporate authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2       Authorization.

(a)        The Investor has full right, power and authority to execute and deliver the Transaction Agreements and the Collaboration Agreement and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Agreements and the Collaboration Agreement and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(b)        The Transaction Agreements and the Collaboration Agreement have been duly executed and delivered by the Investor and, upon the due execution and delivery of the Transaction Agreements and the Collaboration Agreement by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except with respect to the Enforceability Exceptions.

5.3       No Conflicts.  The execution, delivery and performance of the Transaction Agreements and the Collaboration Agreement, the subscription for and purchase of the Shares and the consummation of the transactions contemplated by the Transaction Agreements and the Collaboration Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party, by which the Investor is bound or to which any of the property or assets of the Investor is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Investor or (iii) result in the violation of any law or statute or any judgment, order, rule  or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Investor or any of its subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on

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the Investor’s ability to perform its obligations or consummate the Transaction in accordance with the terms of this Agreement.

5.4       No Governmental Authority or Third Party Consents.  No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Investor of each of the Transaction Agreements or the Collaboration Agreement or with the subscription for and purchase of the Shares, except as required pursuant to the HSR Act.

5.5       Purchase Entirely for Own Account.  The Investor acknowledges that the Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares.  The Investor can bear the economic risk of an investment in the Shares indefinitely and a total loss with respect to such investment.  The Investor does not have and will not have as of the Closing any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6       Disclosure of Information.  The Investor has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7       Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act).  The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8       Acquiring Person.  As of the Signing Date, neither the Investor nor any of its Affiliates beneficially owns, and immediately prior to the Closing, neither the Investor nor any of its Affiliates will beneficially own (in each case, as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement), any securities of the Company, except for securities that may be beneficially owned by employee benefit plans of either the Investor or any of its Affiliates.

5.9       Restricted Securities.  The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under

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the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144,  as presently in effect.

5.10     Legends.  The Investor understands that any certificates representing the Shares shall bear the following legends:

(a)        “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”;

(b)        “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF AN INVESTOR AGREEMENT DATED AS OF JANUARY 28, 2019, BY AND BETWEEN VOYAGER THERAPEUTICS, INC. AND NEUROCRINE BIOSCIENCES, INC., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF VOYAGER THERAPEUTICS, INC.”; and

(c)        any legend required by applicable state securities Laws or the other Transaction Agreements.

5.11     Financial Assurances.  As of the Signing Date, the Investor has, and as of the Closing Date, the Investor will have, access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

5.12     SEC Reports.  The Investor has reviewed the Company SEC Documents.

6.         Investor’s Conditions to Closing.  The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1       Representations and Warranties.  The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided,  however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, and 4.11 hereof) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

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6.2       Representations and Warranties in the Collaboration Agreement.  The representations and warranties made by the Company in Section 12.2 of the Collaboration Agreement shall be true and correct as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided,  however, that for purposes of this Section 6.2, all such representations and warranties of the Company shall be deemed to be true and correct for purposes of this Section 6.2 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material” or “materiality” qualifiers set forth therein, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.3       Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.4       Investor Agreement.  The Investor Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

6.5       Collaboration Agreement.  The Collaboration Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect as of the Closing Date.

6.6       No Material Adverse Effect.  From and after the Signing Date until the Closing Date, there shall have occurred no event that has caused a Material Adverse Effect.

6.7       Listing.  The Shares shall be eligible and approved for listing on the Nasdaq Stock Market.

7.         Company’s Conditions to Closing.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1       Representations and Warranties.  The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2       Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3       Investor Agreement.  The Investor Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

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7.4       Collaboration Agreement.  The Collaboration Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

8.         Mutual Conditions to Closing.  The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1       HSR Act Qualification.  Any required HSR Clearances shall have been obtained.

8.2       Absence of Litigation.  There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor (i) that questions (A) the validity of any Transaction Agreement or (B) the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or (ii) which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.3       No Prohibition.  No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect.

9.         Termination.

9.1       Ability to Terminate.  This Agreement may be terminated at any time prior to the Closing by:

(a)        mutual written consent of the Company and the Investor;

(b)        either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 hereof shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten business days after receiving receipt of written notice of an intention to terminate pursuant to this clause (b);  provided,  however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(c)        the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5  hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have

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been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2, 7.3 or 7.4 hereof, as applicable, could not be satisfied by the Termination Date;

(d)        the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, 7.2, 7.3, or 7.4 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5  hereof, as applicable, could not be satisfied by the Termination Date.

9.2       Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (i) this Agreement (except for this Section 9.2 and Section 11 hereof (other than Section 11.12), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided,  however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10.       Additional Covenants and Agreements.

10.1     Market Listing.  From the Signing Date through the Closing Date, Company shall use all commercially reasonable efforts to (i) maintain the listing and trading of the Common Stock on the Nasdaq Stock Market and (ii) effect the listing of the Shares on the Nasdaq Stock Market, including submitting the LAS to the Nasdaq Stock Market no later than fifteen (15) calendar days prior to the Closing Date.

10.2     Notification under the HSR Act.  Each party will use reasonable efforts to do, or cause to be done, all things necessary, proper and advisable to, as promptly as practicable, take all actions necessary to make the filings required of such party or its Affiliates under the HSR Act, including filing with the FTC and Antitrust Division of the DOJ within ten (10) Business Days of the Signing Date (or such later time as may be agreed to in writing by the parties). The parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing and during the review by the FTC and/or the Antitrust Division of the DOJ. Each party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing; provided,  however, that the Investor shall be solely responsible for any fees (other than penalties that may be incurred as a result of actions or omissions on the part of the Company) required to be paid to any Governmental Agency in connection with making any such HSR Filing.  This Agreement shall terminate at the election of either party, immediately upon notice to the other party, if the FTC or the DOJ seeks a preliminary injunction (or its equivalent) in connection therewith against the Investor and the

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Company to enjoin the transactions contemplated hereby and thereby. In the event of such termination, this Agreement shall be of no further force and effect.

10.3     Assistance and Cooperation.  Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 hereof to be satisfied (including, in the case of the Company, promptly notifying the Investor of any notice from the Nasdaq Stock Market with respect to the LAS); (ii) taking all reasonable actions necessary to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) taking all reasonable actions necessary to obtain all necessary consents, approvals or waivers from Third Parties; and (iv) except as otherwise provided for in Section 10.2 hereof, defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

10.4     Legend Removal.

(a)        Certificates evidencing the Shares shall not contain the legend set forth in Section 5.10(a) hereof: (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(b)        Certificates evidencing the Shares shall not contain the legend set forth in Section 5.10(b)  hereof following: (i) a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) any sale of such Shares pursuant to Rule 144 or (iii) the expiration of the Standstill Term (as defined in the Investor Agreement),  the Lock-Up Term (as defined in the Investor Agreement) and the Voting Agreement Term (as defined in the Investor Agreement);  provided that any transfer described in clause (i) or (ii) above shall have been in compliance with all applicable provisions of the Investor Agreement.

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(c)        The Company agrees that at such time as any legend set forth in Section 5.10  hereof is no longer required under this Section 10.4, the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or notice by the Investor to the Company of delivery by the Investor to the Transfer Agent of a certificate representing Shares issued with such legend (together with any legal opinion required by the Transfer Agent), deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in the Company’s stock records.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.10 hereof.

10.5     Conduct of Business.  During the period from the Signing Date until the Closing, except as consented to in writing by the Investor, the Company shall not (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or establish a record date for any of the foregoing, or (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except pursuant to repurchases of equity pursuant to the terms of its equity compensation plans.

11.       Miscellaneous.

11.1     Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.3 hereof or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

11.2     Waiver.  Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

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11.3     Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit A attached hereto and shall be (i) delivered personally;  (ii) sent by certified mail  (return receipt requested), postage prepaid;  or (iii) sent via a reputable nationwide overnight express courier service (signature required).  Any such notice, instruction or communication shall be deemed to have been delivered (A) upon receipt if delivered by hand; (B) three (3) Business Days after it is sent by certified mail, return receipt requested, postage prepaid;  or (C) one (1) Business Day after it is sent via a reputable nationwide overnight courier service.  Either party may change its address by giving notice to the other party in the manner provided above;  provided that notices of a change of address shall be effective only upon receipt thereof.

11.4     Entire Agreement.  This Agreement, the Investor Agreement and the Collaboration Agreement, in each case together with the schedules and exhibits thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties and supersede and terminate all prior agreements and understanding between the parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties.

11.5     Headings; Nouns and Pronouns; Section References.  Headings and any table of contents used in this Agreement are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.6     Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.7     Assignment.  Except for an assignment of this Agreement or any rights hereunder by the Investor to an Affiliate, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (i) the prior written consent of Company in the case of any assignment by the

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Investor or (ii) the prior written consent of the Investor in the case of an assignment by the Company.

11.8     Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.

11.9     Counterparts.  This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

11.10   Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.11   No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.

11.12   Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and the delivery of the Shares.

11.13   Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.14   Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

11.15   No Publicity.  The parties hereto agree that the provisions of Section 11.3 of the Collaboration Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by the Transaction Agreements and the Collaboration Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 11.3 of the Collaboration Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

NEUROCRINE BIOSCIENCES, INC.

By:	/s/ Kevin Gorman
Name: Kevin Gorman
Title: Chief Executive Officer

VOYAGER THERAPEUTICS, INC.

By:	/s/ G. Andre Turenne
Name: G. Andre Turenne
Title: President and Chief Executive Officer

(Signature Page to Stock Purchase Agreement)

SCHEDULE 1

LIST OF SUBSIDIARIES

1.   Voyager Securities Corporation, a Massachusetts corporation

1-1

EXHIBIT A

NOTICES

If to the Investor:

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

Attention: General Counsel

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Jason L. Kent, Esq.

If to the Company:

Voyager Therapeutics, Inc.

75 Sidney Street

Cambridge, MA 02139

Attention: Chief Executive Officer

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attention: Brian A. Johnson, Esq.

A-1